Exhibit 99.1

ARIAD to Webcast Presentation at Rodman and Renshaw Techvest 6th Annual Healthcare Conference

     CAMBRIDGE, Mass.--(BUSINESS WIRE)--Oct. 19, 2004--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced that its presentation at the Rodman and Renshaw Techvest 6th Annual Healthcare Conference at the Waldorf Astoria Hotel in New York on Tuesday, October 26, 2004 will be webcast live and can be accessed by visiting the Investor Relations section of the Company's website at http://www.ariad.com/investor.
     The presentation will be given at 11:10 am (ET) by Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD, who will provide an overview of the Company and its progress in key programs. A replay will be available on the ARIAD website approximately three hours after the presentation and will be archived for two weeks.

     About ARIAD

     ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD also has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

     Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to accurately estimate the actual research and development expenses and other costs associated with the preclinical and clinical development of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding the Company's ability to successfully conduct preclinical and clinical studies of its product candidates, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future result or lead to regulatory approval of any of the Company's product candidates, and risks and uncertainties relating to regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

     CONTACT: ARIAD Pharmaceuticals, Inc.
              Kelly Lindenboom, 617-621-2345